Exhibit 99.1

CYALUME TECHNOLOGIES, INC., #4041091
CYALUME TECHNOLOGIES, INC. 4th QUARTER AND YEAREND RESULTS
March 31, 2009, 11:00 AM ET
Chairperson: Landon Barretto (Mgmt.)

Landon Barretto:
Good morning, my name is Landon Barretto and I’ll be the moderator for today’s presentation which is being recorded and will be accessible following this call for 30 days at 800-406-7325, code 4041091, and also archived on the Cyalume website.

Thank you for your interest in Cyalume Technologies.  With me today are the President and CEO, Derek Dunaway, and Chief Financial Officer, Mike Bielonko.  Mr. Dunaway and Mr. Bielonko are going to discuss the company’s financial results for the fourth quarter and yearend December 31, 2008.  At the conclusion of the prepared remarks, we’ll open the conference for questions.

In compliance with SEC requirements, I must read the following statements.  Except for historical information the matters discussed in the conference call are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements.  The factors that could cause results to differ materially are included in the company’s filings with the Securities and Exchange Commission.

The forward-looking statements made during today’s call are only made as of the date of this conference call and the company undertakes no obligation to publically update such forward-looking statements to reflect subsequent events or circumstances.

Gentlemen, please proceed.

Derek Dunaway:
Thank you, Landon, and thanks everyone for joining us.  Let me give you the agenda for today’s call.

First, Mike will review our financial results and then I will share my thoughts with you regarding our performance for the year as well as our strategy and outlook for the future.  After that, we’ll open the call up for questions.

Go ahead, Mike.

Michael Bielonko:
Thanks, Derek.  Before we get into the financials, let me just remind people that Cyalume Technologies Holdings Inc. was previously known as Vector, a special purchase acquisition company. Vector acquired Cyalume Technologies Inc., which we refer to as CTI, on December 19th, 2008.  At that time, Vector changed its name to Cyalume Technologies Holdings Inc.  In our discussion, we refer to the entire consolidated company as Cyalume, but occasionally we will refer to CTI for just the operating company where we think it’s appropriate.

As a result of the acquisition of CTI on December 19, the audited financial statements shown in Form 10-K include the consolidated statements of income of Cyalume for 2008 and 2007.  It also includes CTI as the predecessor company for the period from January 1 to December 19, 2008 and for the year 2007.

The Cyalume income statement itself only reflects the results of operations of CTI for the period December 20 to December 31.

To assist investors in better understanding the changes in our business, we have provided a reconciliation of our net income per the audited financial statements to adjusted pro forma net income by adding the net income of CTI, as the predecessor company, to that of Cyalume.  Unless otherwise stated, the financial information we’re going to discuss reflects such adjusted financial information.

Adjusted pro forma net income is an alternative view of performance used by management and we believe that investors’ understanding of our performance is enhanced by disclosing this performance measure.

The adjusted pro forma net income measure is not and should not be viewed as a substitute for US GAAP net income.

Adjusted pro forma net income is an important internal measurement for us and we measure the performance of the overall company on this basis.

We stress that adjusted pro forma net income is non-GAAP that has no standardized meaning under US GAAP and therefore has limited its usefulness with investors.

Due to its non-standardized definition, adjusted pro forma net income, unlike US GAAP net income, may not be comparable with the calculation of similar measures for other companies.

Adjusted pro forma net income is presented solely to permit investors to more fully understand how we assess our performance.  Please refer to the 10-K for a complete set of GAAP financials.

Now let’s turn to the financial results themselves.  Revenues for the year ended December 31, 2008 were 40.8 million, an increase of 1.7 million or 4.4% over revenues of 39.0 million for the year ended December 31, 2007.

For 2008, approximately 90% of our total revenues were attributable to sales to the Militaries of the US and the Militaries of over 20 other countries including NATO member countries.  For 2007, comparable revenues from the Militaries were approximately 87% of our total revenues.

In the Military revenue category, chemical product revenues for 2008 of 29.2 million were down slightly from revenues of 29.4 million in 2007.  Ammunition revenues of 2.2 million in 2008 were about 10% higher than 2007; and reflective products revenue of approximately 5.5 million was about 107% higher than the prior year.

It is important to remember that due to the nature of our products, many are sold under indefinite quantity type contracts whereby we fulfill orders as they are placed by customers.  This applies to our Military chemical contracts and, to some extent, to our reflective products.

Accordingly, we have limited insight into why our customers order or the times or quantities that they do.  Such patterns are affected by the timing, size and duration of training maneuvers and tactical missions, inventory restocking, and budgets, among other things.

In the commercial and public safety category, revenues for 2008 were $4 million, representing a decline of about 19%.

During  2008, we shifted away from a previous strategy of selling directly to end users to our current strategy, which Derek will talk more about later, of building sales through relationships with established distributors.  We anticipate growth in commercial and public safety sales as our revised sales strategies continue to take hold.

Gross profit for 2008 was $20.3 million compared to 20.0 million in 2007.  Corresponding gross margins were 49.8% for 2008 and 51.1% for 2007.

Change in the sales mix to products with a lower per unit [inaudible] small increase in gross profit and a decrease in gross margin.  This change in mix was somewhat offset by price increases received during the year for certain products to the Military.

Sales and marketing expenses declined in 2008 to 3 million from 3.4 million in 2007 or 12.3% due primarily to a reduction in expenses supporting the former strategy for commercial and public safety sales.

General and administrative expenses declined to 5.1 million in 2008 from 6.8 million in 2007.  This was due in large part to the settlement of arbitrational proceedings with a [inaudible] 2006 former owners of CTI that took place in January 2008.  About 1.4 million was spent on litigation in 2007 which did not repeat in 2008.

R&D expenses declined slightly to 1.3 million and were higher in 2007 due to one-time research projects with the Federal Government.

Looking ahead for 2009, we anticipate SG&A and R&D together in total will increase by about $1 million due primarily to additional costs associated with being a publically traded company.

Other income increased by about $600,000 to approximately 1.1 million in 2008.  The company received $3 million in cash from a settlement with the previous owners of CTI.  This resulted in a net gain of $2.8 million.  Partially offsetting this was a restructuring charge of $1.1 million incurred in connection with the former CEO and two Vice Presidents having left the company to facilitate the sale.

Other income in 2007 consisted primarily of about $600,000 in R&D expense reimbursements from the federal government.

Interest expense declined in 2008 primarily due to a decline in interest rates on long term debt and to reduce debt outstanding.  CTI began 2007 with 51.1 million in debt and ended 2008 with 32.8 million in debt and that reflects the changes for the acquisition by Cyalume.

The growth of 4.4 million in pre-tax income is a primary factor in the 1.3 million increase in the 2008 provision for income taxes compared to 2007.  Effective tax rates for 2008 and 2007 were pretty consistent between the years.

Regarding foreign currency, if 2008 operations in foreign currencies had been translated used the foreign exchange rate used in 2007, revenues would have been about $500,000 lower than what we reported.

Regarding inflation, inflation did not have a material effect on the company in either 2008 or 2007.

Now I’d like to present some highlights of the balance sheet by comparing Cyalume at December 31, 2008 to CTI, the predecessor company, at December 31, 2007.

Inventory increased 2.7 million in 2008 due to a planned increase in key raw materials and related work in process formulations.  Swings in inventory variance accounts and the step up in fair market value of approximately $700,000 at December 19 to reflect purchase accounting of the acquisition.

At the end of 2007, we made a decision to boost the stocking levels of certain chemicals and other items to give us ample time to find replacement sources in the event of a major supply chain disruption of which there has been none.

Property, plant and equipment declined 2.1 million primarily due to the revaluation of the West Springfield facility to fair market value at the acquisition date.

Capital expenditures for 2008 were approximately 1.5 million for a variety of production facility improvements.  For 2009, we expect total capital expenditures to be just slightly less than that of 2008, but to include a new ERP system for the company.

Intangible assets grew from 31.8 million to 49.4 million after the revaluation to fair market value.  As a result of the increase in this value, amortization expense for 2009 is expected to be 3.9 million compared to 2.6 million in 2007.

Goodwill increased to 16.9 million from 24.4 million due to the acquisition.

At December 31, 2007, we showed a liability of 2.3 million for deferred underwriting cost on our balance sheet.  During 2008, approximately $300,000 of this obligation was paid in cash and approximately 1.8 million was converted into a note payable which is included in our long term debt at 12/31/08.  The balance of about $200,000 was reversed.

Common stocks subject to redemption was 1.1 million and 11.1 million at December 31, 2008 and 2007, respectively.  At December 31, 2007, this amount was estimated to be the maximum it could be since it was unknown at that time how much stock would be redeemed.  At December 31, 2008, most of the redemptions had occurred and the remaining out to be redeemed was down with significantly reduce the amount on the balance sheet.

Also the 12—the 2007 amount was reported as long term as the redemption date was not know at the time.  The 2008 amount is presented as current as those remaining redemptions were finalized in the first quarter of 2009.

Net [inaudible] deferred income tax liabilities primarily increased from approximately 4.9 million in 2007 to 9.2 million in 2008 as a result of recording increases to the fair market value of identifying intangible assets.

Also regarding taxes, we had federal net operating loss carry forwards of $10.3 million at December 31, 2008 that we can use to reduce future taxes.  These NOL’s are good through 2028.

That concludes my presentation on the 2008 financial review.  Now let me turn things back to Derek to talk about the outlook for 2009.

Derek Dunaway:
Thanks, Mike.  We’ll now turn the discussion of topic to 2009 and our business objectives and outlook.

I want to first talk to you about the current environment, what we are seeing, and how we have addressed and will continue to address the challenges there.  Then I will address our strategy and outlook for 2009, highlighting our key objectives for the main areas of our business, for the year, and providing general guidance.

Well, the year has started slowly.  We believe we understand the root causes for that slow start and I’m confident that it’s not a long lasting situation and that the long term fundamentals of the business are as sound as ever.

Military purchases for our core chemical light products has been very slow in Q1 and we attribute this to several factors.  One being the change in administration causing some degree of uncertainty with regard to defense budgets. While we think this concern is not justified, it is a reality.  We have seen no indications that the operations in maintenance budgets, where the funding for our products actually come from, will be adversely impacted in the near term at all.  However, anxiety about budgets has resulted in low order volume.

Operations in Iraq and Afghanistan are also impacting orders. As our troops prepare for a draw down, in Iraq they are living off current supply levels.  We anticipate seeing this offset as we surge our Military operations in Afghanistan.

Finally, the overall global economic slowdown is impacting the speed at which we’re able to expand into the commercial markets.

As a result of the slow first quarter and the overall economic environment, we have taken the necessary steps to reduce cost in our factory and reorganize our shifts to create more efficiency. We believe that this will result in cost reductions of about $1 million.

The company took these actions proactively to better match operational resources with short term demand fluctuations.  If demand returns, the company can move quickly to increase production levels to meet normal demand requirements.

This slow down is not pervasive to all areas of our business, however, our European chemical business has had a very strong showing in the first quarter and most importantly our ammunition business has begun the year beyond expectations and I’ll discuss that further in a few moments.

In spite of a slow beginning, let me say right off that I expect 2009 to be a very positive and informative year for Cyalume.  We’ve entered a new era for the company having completed our merger in December of last year.

We have a clear plan and defined objectives for the year.  First and foremost is to maintain our dominant position in the Military and government segment.  We’re the only approved vendor of ChemLights to the US Military.  One of our main contracts contributing to this is up for renewal this year and we feel confident in our ability to renew that position.

Contributing to that, at the end of 2008 we switched our chemical formulation to a new and patented more environmentally friendly formula.  The growing importance of using environmentally friendly products will continue to be an advantage to Cyalume maintaining its position in this market segment.

Additionally, we believe there’s considerable opportunity to grow our core chemical light business in certain international markets and this will be a large part of our strategy for 2009.  In fact, we have recently hired a new Director of Military Sales, Europe who will be instrumental in our strategy there.

One of our most successful Military products in the last few years has been our infrared reflective flag patches. We’re in the midst of a solicitation to the US. Military for these products, which we are hopeful of winning.   In prior years, we have sold reflective flags to a number of customers for use on Military uniforms.

The US Military has combined all flag purchases into a single contract and started a competitive bid process.  We have submitted a bid for the contract and expect an announcement in April of 2009.  Now if we are successful, the contract will result in sales between 2.1 million and 10.4 million over the next three years.  In 2008 and 2007, we sold 3.9 and 894,000 respectively of US flag patches.

We also believe the international market for these products to be substantial.  And we look to them to be a large part of our strategy as we make a push into those markets.

We will continue to innovate and address the needs of our Military with new products and further development of our current products.  Recent technology improvements we’ve had with our intrusion detection infrared traceable, or IDIRT product, has resulted in significant interest both domestically and abroad.  We are also working on a number of projects involving emitting light in further areas of the infrared, as well as thermal.

The second area I’d like to discuss is the commercial and public safety segment.  In 2008, we redefined our strategy for this segment to focus more on building a distribution network to cover many of the niche market areas in this area.

We’re just now starting to see the fruits of that labor as we have—as we’re having new distributors join our team and order volume is on the rise.  This is a strategy that will take some time to fully play out and the marketing—the current marketing conditions are certainly working against us, but we are confident that laying the groundwork here will pay off long term.

A big advantage is that we have in this segment is the environmentally friendly chemical formulation we’ve developed.  A significant part of our strategy in 2009 will be to better educate the market on the advantages of our products relative to the competitors, mostly products imported from China.

Additionally, we are working on a number of product innovations that will have specific application and end uses for specific market segments.  Products such as our evacuation stations for the hotel and facilities industry and our [inaudible] approved personal marking light of the Marine industry have had very positive initial success.

The third area to discuss in our ammunition business; as those of you that have been following Cyalume know, this is the area of our business with the largest growth potential and it’s a business that we expect to redefine our company in the years to come.

For those unfamiliar with this area of our business, Cyalume produces specialty payloads for ammunitions.  The advantage that we bring is the ability to create a non-pyrotechnic payload utilizing our chemiluminescent technology.  The payload has extensive application in training as it addresses the significant environmental issues that traditional training ammunitions represent.  By presidential order, the DOD is required actually to buy green ammunition for all training ranges where possible.

Our unique ability to incorporate chemical light into the ammunition payload, creates a training round that can be used in both day and night training situations.

Our main product in this segment is the MK281 40 millimeter grenade.  This product has been accepted by the US Marines as its 40 millimeter training [inaudible].

Through our partnership with Rheinmetall, we supply the US Marines with 2.5 million rounds per year and we are looking to expand beyond the Marines both domestically and internationally.

In addition to the MK281, Cyalume currently has seven development projects underway to incorporate our green payload into a number of other calibers of ammunition. One of those projects, a different version of 40 millimeter ammunition, the XM1110, we anticipate going into production this year.  We’re also developing tactical applications of our payloads incorporating our infrared chemistry to use as marking rounds.

In 2008, we achieved 2.2 million in revenue from our ammunition products.  Based on our current purchase orders and the anticipated launch of the XM1110, this year we anticipate ammunition revenue growing over 300% to over $6 million.

Lastly, I’ll comment on our operations.  Throughout fiscal 2009 we will seek to maximize productivity improvements, minimize costs, and drive manufacturing efficiencies.  We have made some changes, as referenced earlier, in the first quarter that I feel will provide long term efficiencies and improvements.

We’ll also continue to support our customers with exceptional quality and to support our distributors and partners with innovative products, effective marketing programs, and on time delivery.  This performance clearly separates us in the industry.

Now I’ll briefly discuss guidance for 2009.  As was disclosed in yesterday’s press release, we expect revenues between $43 and $47 million in 2009, which represents between a 5% and 15% growth.  This will translate to an adjusted net income of between $7.2 and $7.6 million.

I expect 2009 to be a very evolutionary year for the company.  We expect to see our core business continue to grow, both domestically and even more so internationally.  We are well entrenched as the global leader in the Military and Government markets and through our continued product innovation, well established reputation and relationships, and far superior product quality, we will maintain that position.

On top of that, the growth potential of our ammunition business will start to be realized in 2009 with the launch of our next caliber and continued growth of our current products.

With that, I would like to open the call to questions from the audience.

Operator:
Thank you, sir.  At this time, we will begin the question and answer session.

If you would like to ask a question, please press the star followed by the one on your touchtone phone.  To withdraw your question, please press the star followed by the two.  If you are using speaker equipment, we do ask that you please lift the handset before making your selection.

Joe Giamichael: Derek Dunaway: Michael Bielonko: Joe Giamichael: Derek Dunaway:
As a reminder, if you would like to ask a question, please press the star followed by the one at this time.  One moment please for the first question.

Our first question will come from the line of Joe Giamichael with Rodman & Renshaw.  Please go ahead.

Good morning, gentlemen.

Good morning, Joe.

Good morning.

I have a couple of just pretty basic bookkeeping questions for you.  Q4 weighted average shares on a fully diluted basis were what?

15 point…

Michael Bielonko:	Shares common outstanding are about 15.3 million or Q4 would be approximately 9.5 million.

Joe Giamichael:	So the, I guess, the anticipated fully diluted in Q1 is somewhere in the neighborhood of 15.3, right?

Derek Dunaway:	Correct.

Michael Bielonko:	That’s correct

Joe Giamichael:
Okay.  And then you’ve reclassified a number of line items and, you know, broke out R&D in the K but not in the subsequent Q’s and mentioned, you know, an acceleration in the SG&A as a result of being a public company; no surprise there.  But going forward, should we expect you to continue to break out R&D on a quarterly basis?  I’m just trying to think from a modeling standpoint what this should look like.

Michael Bielonko:	Yes we will. We think that’s an important component of the business and we intend to highlight it.

Joe Giamichael:	And then also, I know you discussed breaking out revenues by segment. Is that something you plan on doing on a quarterly basis going forward?

Michael Bielonko:
No, we do not. And just to keep the terminology appropriate, we report the company as one segment.  We do identify revenue categories and we will continue to do that as appropriate going forward, but we will not be publishing those.

Joe Giamichael:	Okay, that’s fine. And then gross margins in Q4 declined. Is that more of a mix issue or, you know, under absorption of overhead? And where do you sort of see margins going forward?

Michael Bielonko:
It really was a mix issue and it’s really what impacted us the most in 2008 throughout the entire year.  Going forward, it really, again, depends on the product mix.  Our ammunition products have a wide range of gross margins depending on the individual items selected as well as our ChemLights and other products.  So it’s hard to say at this point, but I think overall we expect to remain roughly about 50% gross margin absent any material changes in mix.

Joe Giamichael:	Okay. And then just one last question as it relates to your guidance; when you describe the adjusted net income in the amortization of intangibles, do you approximate that at still about 2.6 for 2009?

Michael Bielonko:
No, that number for 2009 is going to be approximately 3.9 million.  It increases significantly because of the revaluation resulting from the acquisition on December 19.

That 2.6 million for 2008 is going up to about 3.9 million in 2009 and thereafter.

Joe Giamichael: Michael Bielonko: Joe Giamichael: Michael Bielonko: Joe Giamichael: Operator:
Okay. And what effective tax rate are you using there?

I think our effective tax rate for the last year was around 30%.

Right. And that’s what you’ve modeled for the guidance that you’ve given?

Yes, it’s consistent.

Okay, thank you.

We’ll take our next question from the line of Frank Magdlen with The Robinson Group.  Go ahead.

Frank Magdlen:	Good morning.

Derek Dunaway:	Good morning.

Michael Bielonko:	Good morning.

Frank Magdlen:	Looking at your guidance for ‘09, at the low end does that exclude a flag contract?

Derek Dunaway:	The low end anticipates a slower rebound on the—from the Q1 sales volumes of chemical light as well as the lower end of the flag volume.

Frank Magdlen:	Okay. So but it is—you’re expect—you have a high degree of confidence of getting that contract so it’s in your guidance?

Derek Dunaway:	That is correct.

Frank Magdlen:	All right. And then, what is happening to headcount and how bad is the first quarter?

Derek Dunaway:
We’ve—we reduced headcount in the factory by about 20%.  Again, it’s—we have the flexibility to go up and down there pretty easily.

We also did some changes there to improve efficiency.  We changed from a five day eight hour week to a four day 10 hour week which allows us to do a lot less stopping and starting of some of the machinery and things like that that’s resulting in some nice—some nice cost savings.

As I said, the Q4, like I said, did start out pretty slow.  Chemical light sales were about 50% of our norm while some of the other areas certainly remained healthy, like ammunition and some of the European sales.  But that’s—but the slowdown was really on the core Military ChemLight business.

Frank Magdlen:	Can you tell me headcount then? I know you gave me a percentage, but…

Michael Bielonko:
I think we’re at about 150, down from about 190 to 200.  And most of those are the entry level people in the factory.  When we eliminated the second shift, we took the skilled machinists and other people and brought them onto the first shift so the reduction really resulted in entry level people which has happened before at times in the company’s history and, as Derek indicated, as soon as the business comes back we’re able to ramp up within a matter of weeks to get back to where we need to be to run the machines.

Frank Magdlen:	Okay. And just one other question; what is the maintenance cap ex?

Michael Bielonko:
Overhauls of major production equipment, repairs, replacement of the roof on the building, things like that.  We’re in a very old facility.  We have a lot of old machinery and we’ve begun a program a couple of years ago of new automation and significantly refurbishing old automation and keep the place running at top level.

Frank Magdlen:	Well, can you quantify that in dollars per year now?

Michael Bielonko:	You mean, in terms of how much of the cap ex is…?

Frank Magdlen:	Maintenance.

Michael Bielonko:	Is maintenance. I’m guessing—I’m guessing about half.

Frank Magdlen:	Thank you.

Operator:
Thank you.  At this time, if there are additional questions pleas press the star followed by the one.  If you are using speaker equipment, we do ask that you please lift your handset before making your selection.  One moment please for our next question.

Landon, at this time we have no additional questions. I will turn the conference back to you at this time.

Landon Barretto:	Okay, Derek, before we go do you have anything else you’d like to say?

Derek Dunaway: No, thank you. I just want to thank everyone for attending and listening to the call. And as Landon said, this call is accessible on our website if you’d like to review it in the future.

Landon Barretto:	Derek, Mike, thank you for your time.

Derek Dunaway:	Thank you.

Michael Bielonko:	Thank you.

Operator:
Thank you.  At this time, we will [inaudible] today’s teleconference.  We do thank you for your participation in today’s program.  We thank you for using ACT and you may now disconnect.  And please have a pleasant day.

END